SECURITIES AND EXCHANGE COMMISSION
                               Schedule 13G
                  Under the Securities Exchange Act of 1934
                             (Amendment No. 7)

                           Comptek Research, Inc.
                           ______________________
                              (Name of Issuer)


                      Common Stock (Par Value $0.02)
                      ______________________________
                      (Title of Class of Securities)

                                204682 10 8
                               _____________
                               (CUSIP Number)


Check the following box if a fee is is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less or such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other providison of the Act (however, see the Notes).

                     (Continued on following page(s))

                              Page 1 of 4 Pages

Cusip. No.  204682 10 8            13G         Page  2     of    4  Pages

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       James D. Morgan
       S.S. # ###-##-####
______________________________________________________________________________
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]
                                                           (b) [ ]
______________________________________________________________________________
3      SEC USE ONLY

______________________________________________________________________________
4      CITIZENSHIP OR PLACE OR ORGANIZATION

       United States
______________________________________________________________________________
             |
             |5    SOLE VOTING POWER
             |     321,266
NUMBER OF    |________________________________________________________________
SHARES       |6    SHARED VOTING POWER
BENEFICIALLY |     N/A
OWNED BY     |________________________________________________________________
EACH         |7    SOLE DISPOSITIVE POWER
REPORTING    |     321,266
PERSON WITH  |________________________________________________________________
             |8    SHARED DISPOSITIVE POWER
             |     N/A
_____________|________________________________________________________________
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7.2%
______________________________________________________________________________
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

______________________________________________________________________________
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       321,266
______________________________________________________________________________
12     TYPE OF REPORTING PERSON*

       IN
______________________________________________________________________________
                         *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No.  204682 10 8              13G         Page  3     of    4     Pages

                     SCHEDULE 13G - Year ended 12/31/95

Item 1(a)   Name of Issuer:

        Comptek Research, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

        2732 Transit Road, Buffalo, NY  14224

Item 2(a)   Name of Person Filing:

        James D. Morgan

Item 2(b)   Address of Principal Business Office or, if none, Residence:

        140 Mid County Drive, Orchard Park, NY 14127

Item 2(c)   Citizenship:

        United States

Item 2(d)   Title of Class of Securities:

        Common Stock (Par Value $0.02)

Item 2(e)   CUSIP Number:

        204682 10 8

Item 3  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

        Not Applicable

Item 4  Ownership:

        (a) Amount Beneficially Owned: 321,266, including 1,500 shares held by his children.

        (b)     Percent of Class: 7.2%

        (c)     Number of shares as to which such person has:

            (i)     sole power to vote or to direct the vote: 321,266

            (ii) shares power to vote or to direct the vote:  Not Applicable

            (iii)   sole power to dispose or to direct the disposition of:
                    321,266

            (iv) shares power to dispose or to direct the disposition of:  Not
                 Applicable


CUSIP No.   204682 10 8           13G         Page  4     of    4     Pages


Item 5  Ownership of Five Percent or Less of a Class:

        Not Applicable

Item 6  Ownership of More than Five Percent on Behalf of Another Person:

        Not Applicable

Item 7  Identification and Classification of the Subsidiary Which Acquired the
        Security Being Reported on by the Parent Holding Company:

        Not Applicable

Item 8  Identification and Classification of Members of the Group:

        Not Applicable

Item 9  Notice of Dissolution of Group:

        Not Applicable

Item 10 Certification:

        Not Applicable

        Signature:

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Date:  February 12, 1996


                                               /S/James D. Morgan


